Exhibit 99.1

Heritage Commerce Corp Receives Regulatory Approvals to Acquire and Merge with Presidio Bank

San Jose, California — August 20, 2019 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (“Heritage” or the “Company”) for Heritage Bank of Commerce, today announced that it had received the required regulatory approvals from the Federal Reserve and the State of California Department of Business Oversight relating to the previously announced Agreement and Plan of Merger and Reorganization (the “Agreement”) where by Presidio Bank will merge with and into Heritage Bank of Commerce in an all-stock transaction, subject to the terms and conditions set forth therein.  The transaction is expected to close in the fourth quarter of 2019, subject to approval by both Heritage shareholders and Presidio Bank shareholders at meetings to be held on August 27, 2019 and satisfaction of customary closing conditions.  Upon completion of the transaction, the combined company will have approximately $4.0 billion in assets and 17 branches in the Greater San Francisco Bay Area, after branch consolidation.

“We are very pleased to have now received the requisite regulatory approvals from both agencies,” said Keith A. Wilton, President and Chief Executive Officer.  “We greatly appreciate the efforts that both of the staffs of Heritage and Presidio Bank have put forth to bring this merger closer to completion.  We look forward to welcoming our many new employees, customers and shareholders and continuing to serve our combined communities in the Greater Bay Area.”

About Heritage Commerce Corp and Heritage Bank of Commerce

Heritage Commerce Corp, a California corporation organized in 1998, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Heritage provides a wide range of banking services through Heritage Bank of Commerce, a wholly-owned subsidiary. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. Heritage is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners and employees. Heritage operates through 14 full service branch offices located in the counties of Santa Clara, Alameda, Contra Costa, San Benito, and San Mateo, which are in the San Francisco Bay Area of California. Our market includes the headquarters of several technology-based companies in the region commonly known as “Silicon Valley.” Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.

To view Heritage Commerce Corp’s most recent financial information, please visit the SEC Filings section of the company’s website at www.heritagecommercecorp.com.

About Presidio Bank

Presidio Bank provides business banking services to small and mid-size businesses, including professional service firms, real estate developers and investors, and not-for-profit organizations, and to their owners who desire personalized, responsive service with access to local decision makers. Presidio Bank offers clients the resources of a large bank combined with the personalized services of a neighborhood bank. Presidio Bank is headquartered in San Francisco, California and currently operates five banking offices in San Francisco, Walnut Creek, San Rafael, San Mateo and Palo Alto. More information is available at www.presidiobank.com. Presidio Bank is a member of FDIC and an Equal Housing Lender.

Forward-Looking Statement Disclaimer

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the Securities and Exchange Commission (“SEC”), Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the following: (1) current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values and overall slowdowns in economic growth should these events occur; (2) effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (3) our ability to manage interest rate risk; (4) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (5) volatility in credit and equity markets and its effect on the global economy; (6) our ability to effectively compete with other banks and financial services companies and the effects of competition in the financial services industry on our business; (7) our ability to achieve loan growth and attract deposits; (8) risks associated with concentrations in real estate related loans; (9) the relative strength or weakness of the commercial and real estate markets where are borrowers are located, including related asset and market prices; (10) other than temporary impairment charges to our securities portfolio; (11) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (12) increased capital requirements for our continual growth or as imposed by banking regulators, which may require us to raise capital at a time when capital is not available on favorable terms or at all; (13) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (14) changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases; (15) operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; (16) our inability to attract, recruit, and retain qualified officers and other personnel could harm our ability to implement our strategic plan, impair our relationships with customers and adversely affect our business, results of operations and growth prospects; (17) the potential increase in reserves and allowance for loan loss as a result of the transition to the current expected credit loss standard (“CECL”) established by the Financial Accounting Standards Board to account for expected credit losses; (18) possible impairment of our goodwill and other intangible assets; (19) possible adjustment of the valuation of our deferred tax assets; (20) expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, deposit attrition, customer loss; (21) our ability to keep pace with technological changes, including our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft; (22) inability of our framework to manage risks associated with our business, including operational risk and credit risk; (23) risks of loss of funding of Small Business Administration or SBA loan programs, or changes in those programs; (24) compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities, accounting and tax matters; (25) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (26) effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (27) costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (28) availability of and competition for acquisition opportunities; (29) risks resulting from domestic terrorism; (30) risks of natural disasters (including earthquakes) and other events beyond our control; (31) the expected cost savings, synergies and other financial benefits from the proposed Presidio Bank acquisition might not be realized within the expected time frames or at all; conditions to the closing of the Presidio Bank acquisition may not be satisfied; Presidio Bank’s shareholders may fail to provide the requisite consents to approve the consummation of the acquisition; the Company’s shareholders may fail to approve the issuance of the Company’s common stock in connection with the proposed Presidio Bank acquisition; and (32) our success in managing the risks involved in the foregoing factors.

Additional Information About the Proposed Acquisition of Presidio Bank:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition transaction, Heritage Commerce Corp has filed a registration statement on Form S-4 (the “Registration Statement”) with the SEC. The Registration Statement was declared by the SEC to be effective on July 15, 2019, and a joint proxy statement and prospectus was distributed to the shareholders of Presidio Bank in connection with their vote on the proposed acquisition and to the shareholders of Heritage Commerce Corp in connection with their vote on the issuance of shares of Heritage Commerce Corp common stock in connection with the proposed acquisition.

SHAREHOLDERS OF PRESIDIO BANK AND HERITAGE COMMERCE CORP ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION.

The  joint proxy statement and prospectus and other relevant materials (when they become available), and any other documents filed by Heritage Commerce Corp with the SEC, can be obtained free of charge on the SEC’s website, www.sec.gov, or on HTBK’s website, www.heritagecommercecorp.com, under the “2019 Proxy Materials” link or the “SEC Filings” link, or by mail to Heritage Commerce Corp at 150 Almaden, San Jose, CA 95113, Attention: Debbie Reuter, Corporate Secretary, or by telephone at (408) 947-6900, or on Presidio Banks’s website, www.presidiobank.com, under the “Media & Investor” link and then the “Investor Relations” link and then the “Documents & Financial Statements” link and then the “Documents” link, or by mail to Presidio Bank at 1 Montgomery, Suite 2300, San Francisco, CA 94104, Attention: Cheryl Whiteside, Corporate Secretary, or by telephone at (415) 229-8405.

The directors, executive officers and certain other members of management and employees of Heritage Commerce Corp may be deemed to be participants in the solicitation of proxies in favor of the acquisition of Presidio Bank from the shareholders of Heritage Commerce Corp. Information about the directors and executive officers of Heritage Commerce Corp is included in the proxy statement for its 2019 Annual Meeting of Heritage Commerce Corp  shareholders, which was filed with the SEC on April 15, 2019.

The directors, executive officers and certain other members of management and employees of Presidio Bank may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition. Information about the directors and executive officers of Presidio Bank is included in the joint proxy statement and prospectus provided to Presidio Bank shareholders in connection with the approval of the acquisition.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed acquisition. Free copies of this document may be obtained as described in the preceding paragraph.

Member FDIC